UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

April 2, 2009
Date of Report (Date of earliest event reported)

Vital Living, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-33211	88-0485596
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1289 Clint Moore Road Boca Raton, FL 33487
(Address of principal executive offices) (Zip Code)

(561) 300-9022
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

As previously reported in our Form 10-K/A (Amendment No. 3) for the year ended December 31, 2007, as filed with the Commission on November 26, 2008, NutraCea, Inc. (“NutraCea”) acquired our Senior Secured Convertible Notes (the “Notes”) from the holders of those Notes in April 2007, with an aggregate original principal amount of $4,226,446.  The Notes were due to mature in December 2008.

During September 2008, NutraCea filed a complaint against us in the Superior Court of Arizona (the “Lawsuit”), alleging, among other things, that we had breached our obligations under the Notes.  The Lawsuit seeks a judgment to foreclose on NutraCea’s security interest in the collateral that secures the Notes, which is all of our assets.

As previously reported in our Form 8-K, as filed with the Commission on October 21, 2008, we entered into a definitive Asset Purchase Agreement (the “Purchase Agreement”) with NutraCea on September 28, 2007 that provided, among other things, NutraCea would purchase substantially all of our assets, assume certain of our liabilities, and cancel indebtedness that we and certain of our affiliates owed to NutraCea, including the Notes.  However, on October 21, 2008, we received notice that NutraCea terminated the Purchase Agreement due to our inability to meet the timelines and conditions set forth therein.

In response to the Lawsuit, we are currently negotiating a foreclosure agreement for the satisfaction of our obligations to NutraCea.  Upon the foreclosure by NutraCea of our assets, we anticipate that we will cease all operations.

Item 9.01.                                Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired.

Not applicable.

(b)           Pro Forma Financial Information.

Not applicable.

(c)           Shell Company Transactions.

Not applicable.

(d)           Exhibits.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITAL LIVING, INC.

Date: April 2, 2009	By:	/s/ Stuart Benson
Stuart Benson Chief Executive Officer